Exhibit 99.2

SUMMARY OF PLAN ADJUSTMENTS

SHAREHOLDER RIGHTS PLAN

As of 4:15 p.m. on May 16, 2014, Synovus Financial Corp. (the “Company”) effected (i) a reverse stock split of the Company’s common stock at a ratio of 1-for-7 and (ii) a corresponding proportionate reduction in the total number of authorized shares of the Company’s common stock so that after giving effect to such reduction, the total number of authorized shares of the Company’s common stock was 342,857,142 (collectively, the “Reverse Split Actions”).

Under the Shareholder Rights Plan, dated as of April 26, 2010 and as amended (the “Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), one preferred stock purchase right (a “Right”) is associated with each issued and outstanding share of the Company’s common stock. Under Section 9(a)(i) of the Plan, the number of shares of Preferred Stock issuable upon exercise of each Right, the Purchase Price, the Redemption Price and/or the number of Rights outstanding (as such capitalized terms are defined in the Plan) shall be appropriately adjusted upon any change in the Company’s common stock by reason of a reverse stock split such that following such adjustment, the reverse stock split shall not have the effect of reducing or limiting the benefits that the holders of the Rights would have had absent such reverse stock split.

Pursuant to the terms of the Plan, on April 26, 2010, the Company’s board of directors declared a dividend of one Right for each outstanding share of the Company’s common stock outstanding as of April 29, 2010 and authorized the issuance of one Right in respect of each share of common stock issued after April 29, 2010. Each Right initially represented the right to purchase, for $12.00, one one-millionth of a share of Series B Participating Cumulative Preferred Stock, no par value per share, and was redeemable at a Redemption Price of $0.000001 per Right.

Pursuant to Section 9.1(a)(i) of the Plan, upon the effectiveness of the Reverse Split Actions (the “Effective Time”), (i) the Purchase Price was adjusted in proportion to the Reverse Split Actions to be $84.00 and (ii) the Redemption Price was adjusted in proportion to the Reverse Split Actions to be $0.000007 per Right. Following the Effective Time, one Right continued to be associated with each issued and outstanding share of the Company’s common stock, and the total number of Rights outstanding was reduced in proportion to the reverse stock split so that such number became equal to the number of issued and outstanding shares of the Company’s common stock after giving effect to the Reverse Split Actions.

The aforementioned adjustments have been made in order to ensure that the reverse stock split has not had the effect of reducing or limiting the benefits possessed by the holders of the Rights immediately prior to the Effective Time.